INDEMNIFICATION AGREEMENT


         THIS INDEMNIFICATION AGREEMENT, dated September 1, 1999 (the "Agreement"), by and among GRC International, Inc., a Delaware corporation ("Parent"), MAC Merger Corporation, a Virginia corporation ("Merger Sub"), Management Consulting & Research, Inc., a Virginia corporation (the "Company"), and Gerald R. McNichols, the major stockholder of the Company (the "Major Stockholder").

         WHEREAS, the Parent, Merger Sub, the Company and the Major Stockholder have entered into an Agreement and Plan of Merger, dated as of August 5, 1999 (the "Merger Agreement"), providing for the merger of the Company with and into Merger Sub (the "Merger") (Merger Sub, as the surviving corporation in the Merger, sometimes referred to herein as the "Surviving Corporation");

         WHEREAS, the parties hereto desire to provide for indemnification for breaches of representations, warranties and covenants and for certain other matters under the Merger Agreement;

         WHEREAS, one of the conditions to the consummation of the Merger is the execution and delivery of this Agreement; and

         WHEREAS, the Major Stockholder will receive substantial direct and indirect benefits as a result of the Merger, and in consideration of such benefits, is executing and delivering this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

1.       Definitions.
         -----------

         Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.       Indemnification.
         ---------------

         (a) Indemnification by the Major Stockholder. Subject to Section 2(e), the Major Stockholder shall indemnify the Parent Companies, their respective directors, officers, employees and agents, and their respective successors and assigns (collectively, the "Parent Company Indemnified Parties") from and against and in respect of any and all losses, costs, fines, liabilities, claims, penalties, interest, damages and expenses (including reasonable legal fees and expenses incurred in the investigation, defense and settlement of claims and actions) (collectively "Losses") that may be suffered or incurred by any of them resulting from, in connection with or arising out of:

             (i) any breach or inaccuracy of any representation or warranty made by the Major Stockholder in the Merger Agreement;

             (ii) any breach of any covenant or agreement made by the Major Stockholder in the Merger Agreement;

             (iii) any breach or inaccuracy of any representation or warranty made by the Company in the Merger Agreement or in any closing certificate executed and delivered by, or on behalf of, the Company in connection with the Merger Agreement;

             (iv) any breach at or prior to the Effective Time of any covenant or agreement made by the Company in the Merger Agreement;

             (v) any Taxes imposed on or incurred by the Company or any of its subsidiaries for any taxable period ending on or before the Effective Time (or portion, determined as described in Section 2(c)(ix), of any Taxes imposed on or incurred by the Company or any of its subsidiaries for any taxable period beginning before and ending after the Effective Time which is allocable to the portion of such taxable period occurring on or before the Effective Time (the "Pre-Closing Period")), to the extent such Taxes exceed the amount of estimated payments made prior to the Effective Time;

             (vi) the action pending in the Circuit Court for Fairfax County, Virginia, styled HomeVision USA, L.L.C. v. Realty Media, L.C. et al., In Chancery No. 161784, the matters alleged therein or any other claim or allegation relating thereto;

             (vii) the sponsorship, formation, operation and qualification of the ESOP or the Management Consulting & Research, Inc. Profit Sharing Plan (the "Profit Sharing Plan"), any transaction or condition occurring or existing on or prior to the Closing Date with respect to the Plans, including any such Losses suffered or incurred in connection with the operation, continuance and qualification of such Plans from and after the Closing Date to the extent such Losses result from any transaction or condition occurring or existing on or prior to the Closing Date and any such Losses incurred as a result of actions taken by Parent, the Major Stockholder, the Company or the Surviving Corporation, or any representative thereof, in accordance with the provisions of Section 6 of this Agreement. The indemnification provided under this Section 2(a)(vii) shall include in the determination of Losses arising from such matters the amount of any income Tax, together with any interest and penalties thereon payable by any employees prior to a distribution to such employees of Plan assets in accordance with the terms of the Plans or prior to the completion of the merger of the Plans with, or transfer of Plan assets to other qualified retirement plans sponsored by the Parent Companies; or

             (viii) any action, suit or proceeding relating to any of the foregoing or to the enforcement of Section 2 of this Agreement.

         Notwithstanding any other provision of this Agreement to the contrary, Major Stockholder will have no liability to Parent Companies with respect to Losses arising solely as a result of the failure to obtain a consent of a lessor under a real property lease listed under item 3 on
         Schedule 3.18(a) of the Merger Agreement prior to the Effective Time.

         (b) Parent Companies' Indemnification. Subject to Section 2(e), Parent Companies shall indemnify and hold the Major Stockholder harmless from and against and in respect of any

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

and all Losses that may be suffered or incurred by any of them resulting from, in connection with or arising out of:

             (i) any breach or inaccuracy of any representation or warranty made by the Parent Companies in the Merger Agreement or in any closing certificate executed and delivered by, or on behalf of, the Parent Companies in connection with the Merger Agreement;

             (ii) any breach of any covenant or agreement made by the Parent Companies in the Merger Agreement; or

             (iii) any action, suit or proceeding relating to any of the foregoing or to the enforcement of Section 2 of this Agreement.

         (c) Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

             (i) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (A) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (B) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

             (ii) Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (A) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (B) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

             (iii) If the Indemnifying Party notifies (a "Defense Notice") the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 2(c). When the Indemnifying Party conducts the defense, the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's approval, which approval


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

         shall not be unreasonably withheld or delayed. The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; provided, that without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would result in any liability or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which is non-monetary in nature. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
         Section 2(c) and, except as permitted above, shall bear its own costs and expenses with respect to such participation.

             (iv) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 2(c), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 2(c) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed, any compromise or settlement of such Third Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 2(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

             (v) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.

             (vi) For purposes of this Section 2, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke that party's obligation to protect, defend, hold harmless and indemnify the other party to this Agreement pursuant to this Section 2.

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

             (vii) The failure to provide notice as provided in this Section 2 shall not excuse any party from its continuing obligations hereunder; however, any claim shall be reduced by the Losses resulting from such party's delay or failure to provide notice as provided in this Section 2.

             (viii) Notwithstanding anything to the contrary in this Section 2, should any Third Party Claim hereunder involve a situation where the Indemnified Party reasonably anticipates that part of the claim will be borne by it and part of the claim will be borne by the Indemnifying Party due to the existence of the limitations in Section 2(e), the parties shall jointly consult and proceed as to any such Third Party Claim.

             (ix) Whenever it is necessary for purposes of Section 2(a)(v) to determine the portion of any Taxes imposed on or incurred by the Company or its subsidiaries for a taxable period beginning before and ending after the Effective Time which is allocable to the Pre-Closing Period, the determination shall be made, in the case of property, ad valorem or franchise Taxes, on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Closing Period constitutes a separate taxable period of the Company and the subsidiaries (and any tax partnerships in which the Company or its subsidiaries has an interest) and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Effective Time that are calculated on an annual or periodic basis shall be apportioned to the Pre-Closing Period ratably on a per diem basis).

         (d) Nature of Other Liabilities. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit a written notice (the "Indemnity Notice") to the Indemnifying Party, describing in reasonable detail the nature of the claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnified Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

         (e) Certain Limitations on Remedies. Notwithstanding any provision herein or in the Merger Agreement to the contrary:

             (i) The Parent Company Indemnified Parties shall not be entitled to assert (subject to the proviso below) any claim or claims for indemnification or reimbursement pursuant to Section 2(a) hereof until, and only to the extent that, such claim or claims in the aggregate exceed $100,000 (the "Basket"); provided, however, that any claim or claims pursuant to Sections 2(a)(i) [representations and warranties of the Major Stockholder], 2(a)(ii) [covenants and agreements of Major Stockholder], 2(a)(iii) [representations and warranties of the Company] (to the extent such claim relates to a breach of or representation or warranty set forth in Section 3.15 [undisclosed brokers] of the Merger Agreement), pursuant to Sections 2(a)(iv) [covenants and agreements of the Company], 2(a)(v) [pre-closing taxes] 2(a)(vi) [pending litigation] or 2(a)(vii) [ESOP and Profit Sharing Plan] or (to the extent it relates to such claims) pursuant to Section 2(a)(viii) [enforcement costs] hereof shall not be subject to such Basket.

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

             (ii) The Major Stockholder shall not be entitled to assert (subject to the proviso below) any claim or claims for indemnification or reimbursement pursuant to Section 2(b) hereof until, and only to the extent that, such claim or claims in the aggregate exceed the Basket; provided, however, that any claim or claims pursuant to Section 2(b)(i) [representations and warranties of Parent Companies] (to the extent such claim relates to a breach of a representation or warranty set forth in Sections 5.1 [corporate organization], 5.3 [corporate authority] or 5.8 [Parent shares] of the Merger Agreement), pursuant to
         Section 2(b)(ii) [covenants of Parent Companies] or (to the extent it relates to such claims) pursuant to Section 2(b)(iii) [enforcement costs] hereof shall not be subject to such Basket.

             (iii) No party may seek indemnification under this Section 2 after the end of the month following the month in which Parent files with the SEC its annual report on Form 10-K, for the fiscal year ending June 30, 2000 (the "Indemnity Expiration Date"), except for the following, with respect to which a claim may be made until the third (3rd) anniversary of the Closing Date (except as otherwise provided below):

                   (A) claims pursuant to Sections 2(a)(i)  [representations and warranties of Major Stockholder] ;

                   (B) claims pursuant to Section 2(a)(iii) [representations and warranties of the Company] (to the extent such claim relates to a breach of a representation or warranty set forth in Sections 3.3 [capitalization of the Company], 3.10(d), (e) or (l) [ERISA matters], 3.13 [environmental matters], or 3.15 [undisclosed brokers] of the Merger Agreement);

                   (C) claims pursuant to Section 2(a)(iii) [representations and warranties of the Company] (to the extent such claim relates to a breach of a representation or warranty set forth in Sections 3.10(d), (e) or (l) [ERISA matters], with respect to which a claim may be made until ninety (90) days following the expiration of the applicable statutory limitations period for bringing an action with respect to such matters;

                   (D) claims pursuant to Section 2(a)(v)  [pre-closing  taxes], with respect to which a claim may be made until ninety (90) days following the expiration of the applicable statutory limitations period for bringing an action with respect to such matters;

                   (E) claims  pursuant  to Section  2(a)(vii)  [ESOP and Profit
             Sharing Plan], with respect to which a claim may be made until ninety (90) days following the expiration of the applicable statutory limitations period for bringing an action with respect to such matters

                   (F) claims  pursuant  to Section  2(b)(i) (to the extent such claim relates to a breach of a representation or warranty set forth in Section 5.8 [Parent shares] of the Merger Agreement); and

                   (G) claims pursuant to Section 2(b)(ii).

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

                  Notwithstanding the foregoing, the indemnification obligation of the Major Stockholder with respect to claims pursuant to
                  Section 2(a)(vi) [pending litigation] shall continue until the matters described in such Section have been finally resolved.

             (iv) The aggregate liability of the Major Stockholder for Losses arising under Section 2(a) shall be limited to $2,710,000 (the "Maximum Liability"), except for claims pursuant to Sections 2(a)(i)
         [representations  and  warranties of the Major  Stockholder],  (a)(iii)
         [representations and warranties of the Company] to the extent such claim relates to a breach of a representation or warranty set forth in
         3.3 [capitalization of the Company], or 3.4 [corporate authority of the Company], of the Merger Agreement or claims pursuant to Section 2(a)(vi) [pending litigation]. Notwithstanding anything in this Agreement or the Merger Agreement to the contrary, in no event shall the Major Stockholder's aggregate liability exceed the amount of Merger Consideration received by the Major Stockholder.

             (v) The aggregate liability of the Parent Companies for all Losses arising under Section 2(b) after the Closing Date shall be limited to the amount of the Maximum Liability, except for claims pursuant to
         Section 2(b)(i) to the extent such claim relates to a breach of a representation or warranty set forth in Sections 5.1, 5.3 or 5.8 of the Merger Agreement.

         (f) Indemnification Obligations. The indemnification obligations set forth in Section 2 are made notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of any party in the Closing.

         (g) Waiver of Contribution. With respect to claims made under this Agreement, the Major Stockholder hereby waives and agrees not to assert against the Surviving Corporation, its officers, directors, shareholders, employees or agents, any claims for contribution or indemnification with respect to the representations, warranties and agreements made by the Company with respect thereto.

         (h) Payments. Payments of all amounts owing by an Indemnifying Party pursuant to Sections 2(c)(iii) and 2(c)(iv) shall be made within thirty (30) days after the latest of (i) the settlement of the Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to
Section 2(d) shall be made within thirty (30) days after the later of (i) the expiration of the thirty-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Parent Company's liability to the Indemnified Party under this Agreement. Any amounts payable by the Major Stockholder may be paid, at the Major Stockholder's election, by tendering to the Parent certificates representing a number of shares of Parent Common Stock equal in value to the amount payable by the Major Stockholder as determined by the closing price of Parent Stock on the New York Stock Exchange on the date of such tender or, if there is no such closing price on such date, the closing price on the last trading date preceding such tender, such certificate to be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer, with

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

any transfer or other taxes required by reason of the transfer, fully paid or provided for to the satisfaction of Parent and its transfer agent.

3.       Exclusive Remedy.
         ----------------

         The sole recourse and exclusive remedy of the Parent Companies and the Major Stockholder against each other after the Closing arising out of the Merger Agreement or any certificate delivered in connection with the Merger Agreement, or otherwise arising from the Merger, shall be to assert a claim for indemnification under the indemnification provisions of this Agreement. Without limiting the foregoing, the Parent and the Major Stockholder, each hereby expressly waives, releases, disavows and repudiates, to the fullest extent permitted by law, any right or remedy of recision, or similar right or remedy granted or to be granted under any state or federal law, rule, regulation or interpretation thereof, whether now in force or hereafter enacted, applicable with respect to any of the transactions contemplated by the Merger Agreement or otherwise with respect to the Parent's acquisition of the Company and the Major Stockholder's acquisition of the Parent Stock.

4.       Settlement of Disputes.
         ----------------------

         Any and all controversies, disputes, or claims arising out of or relating to this Agreement, or any part hereof, including, without limitation, the meaning, applicability, or scope of this Section 4 and the performance, breach, interpretation, meaning, construction, or enforceability of this Agreement, or any portion hereof, and all claims for rescission or fraud in the inducement of this Agreement, shall, at the request of any party, be settled or resolved by binding arbitration pursuant to the commercial rules and regulations of the American Arbitration Association (the "AAA") for the resolution of commercial disputes. Any party requesting arbitration under this Agreement shall make a demand on the other parties by registered or certified mail with a copy to the AAA. The parties consent and agree to have any such arbitration proceedings heard in Vienna, Virginia. The arbitration shall take place regardless of whether any party to the dispute or controversy fails or refuses to participate. The arbitrators shall apply Virginia substantive law and federal substantive law where state law is preempted. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Virginia law. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based. Judgement upon any award may be entered in any court having jurisdiction thereof.

5.       Miscellaneous.
         ------------=

         (a) This Agreement shall be construed by and governed in accordance with the laws of the Commonwealth of Virginia, without regard to such jurisdiction's conflicts of laws principles.

         (b) This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

         (c) This Agreement may be executed in one or more counterparts which taken together shall constitute but one and the same instrument.

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

         (d) Section headings contained herein have been inserted for reference purposes only and shall not be construed as part of this Agreement.

         (e) This Agreement may be modified or amended only by a written instrument duly executed by all parties hereto or their respective successors or assigns.

         (f) All notices, requests, consents and other communications hereunder shall be deemed given (i) when delivered if delivered personally (including by courier) (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested), (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

             (i) If to the Parent Companies:

                 GRC International, Inc.
                 1900 Gallows Road
                 Vienna, Virginia 22182
                 Attn: Thomas E. McCabe, Senior Vice President, Director of Corporate Development and General Counsel
                 Facsimile No.: (703) 448-6890

             with a copy to:

                 Dickstein Shapiro Morin & Oshinsky LLP 2101 L Street, N.W. Washington, DC 20037
                 Attn: Kenneth R. Morrow, Esq.
                 Facsimile No.: (202) 887-0689

             (ii) If to the Major Stockholder:

                 Gerald R. McNichols, Ph.D.
                 23349 Parsons Road
                 Middleburg, VA 20117

             with a copy to:

                 Jaeger & Teras, L.L.P.
                 1090 Vermont Avenue, N.W.
                 Suite 350
                 Washington, DC 20005
                 Attn: Philip W. Jaeger, Esq.
                 Facsimile No.: (202) 842-0748

or to such other addresses or persons as any party may have furnished to the other parties in writing, in accordance herewith.

         (g) If any party hereto refuses to comply with, or at any time violates or attempts to violate, any term, covenant or agreement contained in this Agreement, any other party hereto may, by injunctive action, compel the defaulting party to comply with, or refrain from violating, such term, covenant or agreement, and may, by injunctive action, compel specific performance of the obligations of the defaulting party.

         (h) Except as provided herein, the rights and obligations of the parties under this Agreement shall not be assigned to any person or entity, without the written consent of the Major Stockholder and the Parent Companies.

6.       ESOP and Profit Sharing Plan.
         ----------------------------

         As soon as practicable after the date hereof, the parties shall cause an evaluation to be conducted of the ESOP and Profit Sharing Plans. In the event that any defects are discovered in either Plan which are of a type correctable under the Voluntary Compliance Resolution ("VCR") program or Walk-In Closing Agreement Program ("Walk-In CAP") described in Rev. Procs. 99-31 and 98-22, then the parties shall cause a submission (the "Submission") to be prepared, filed and pursued under the VCR or Walk-In CAP program, as applicable. All of the expenses incurred in connection with the evaluation of the Plans and the preparation, review, filing and prosecution of any Submission, including the reasonable fees of professionals, and any corrective action required pursuant thereto, shall be borne equally by the Major Stockholder, on the one hand, and the Parent Companies, on the other hand.


          [The balance of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


GRC INTERNATIONAL, INC.                 MANAGEMENT CONSULTING &
                                        RESEARCH, INC.


By:                                     By:
   -------------------------------         -------------------------------------
   President                               President



MAC MERGER CORPORATION                  MAJOR STOCKHOLDER:


By:
   -------------------------------      ----------------------------------------
   President                            Gerald R. McNichols

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